EXHIBIT 3

ROCKET COMPANIES, INC.

June 30, 2025

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Transaction Agreement, dated as of March 9, 2025 (as amended, modified, supplemented or restated from time to time, the “Transaction Agreement”), by and among Rocket Companies, Inc., a Delaware corporation (“Rocket”), Rock Holdings Inc., a Michigan corporation, Eclipse Sub, Inc., a Michigan corporation, Rocket GP, LLC, a Michigan limited liability company, Daniel Gilbert (“DG”) and RHI II, LLC, a Michigan limited liability company (“RHI 2”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Transaction Agreement; provided, that for purposes of this Letter Agreement, “Rocket Common Stock” shall include the Rocket Class L Common Stock.

In consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.        Books and Records; Access. For so long as DG beneficially owns three percent (3%) or more of the outstanding shares of Rocket Common Stock, Rocket shall, and shall cause its Subsidiaries to, permit RHI 2 and its designated representatives, at reasonable times and upon reasonable prior notice to Rocket, to inspect, review and/or make copies and extracts from the books and records of Rocket or any of such Subsidiaries and to discuss the affairs, finances and condition of Rocket or any of such Subsidiaries with the officers of Rocket or any such Subsidiary. For so long as DG beneficially owns three percent (3%) or more of the outstanding shares of Rocket Common Stock, Rocket, upon the written request of RHI 2, shall, and shall cause its Subsidiaries to, provide to RHI 2, in addition to other information that might be reasonably requested by RHI 2 from time to time, (a) direct access to Rocket’s auditors and officers, (b) the ability to link RHI 2’s systems into Rocket’s general ledger and other systems in order to enable RHI 2 to retrieve data on a “real-time” basis, (c) quarter-end reports, in a format to be prescribed by RHI 2, to be provided within 30 days after the end of each quarter, (d) copies of all materials provided to the board of directors (or committee of the board of directors) at the same time as provided to the directors (or members of a committee of the board of directors) of Rocket, (e) access to appropriate officers and directors of Rocket and its Subsidiaries at such times as may be requested by RHI 2 for consultation with RHI 2 with respect to matters relating to the business and affairs of Rocket and its Subsidiaries, (f) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of Rocket or any of its Subsidiaries, and to provide RHI 2 with the right to consult with Rocket and its Subsidiaries with respect to such actions, (g) flash data, in a format to be prescribed by RHI 2, to be provided within 10 days after the end of each quarter and (h) to the extent otherwise prepared by Rocket, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Rocket and its Subsidiaries (all such information so furnished pursuant to this Section 1, the “Information”). RHI 2 (and any party receiving Information from RHI 2) shall maintain the confidentiality of such Information, and Rocket shall not be required to disclose any privileged Information of Rocket so long as Rocket has used its commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to RHI 2 without the loss of any such privilege.

2.        Sharing of Information. Individuals associated with RHI 2 may from time to time serve on the board of directors of Rocket or the equivalent governing body of Rocket’s Subsidiaries. Rocket, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (a) will from time to time receive non-public information concerning Rocket and its Subsidiaries, and (b) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 1) share such information with RHI 2 and other individuals associated with RHI 2. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors of Rocket (or members of the governing body of any Subsidiary) and enabling DG, as an equityholder, to better evaluate Rocket’s performance and prospects. Rocket, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

3.        RHI 2 Consent. Rocket agrees that, for so long as any equityholder of RHI 2 holds any shares of Rocket Common Stock, Rocket shall not modify, supplement, edit or otherwise amend Article VIII of the Restated Certificate of Incorporation of Rocket, dated June 30, 2025 (as may be amended from time to time), without the prior written consent of RHI 2.

4.        Termination. This Letter Agreement may be terminated by mutual consent of the parties hereto in a written instrument.

5.        Governing Law. The laws of the State of Michigan shall govern this Letter Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Letter Agreement.

6.        Jurisdiction; Specific Performance.

(a)        Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder, brought by another party hereto or its successors or assigns shall be brought and determined exclusively in state and federal courts sitting in Wayne County, Michigan, and any appellate courts therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Letter Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement, (i) any claim that is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a

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final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 7; provided that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b)        The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Letter Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

7.        Notice. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party hereto to the other parties hereto shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by email, provided that the transmission of the email is promptly confirmed:

if to Rocket, to:

Rocket Companies, Inc.
1050 Woodward Avenue
Detroit, MI 48226
Attn:     Tina John, Executive Legal Counsel and Secretary
Email:     [***]

if to DG, to:

Matthew Rizik
1074 Woodward Ave.
Detroit, MI 48226
Email: [***]

if to RHI 2, to:

Matthew Rizik
1074 Woodward Ave.
Detroit, MI 48226
Email: [***]

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Any party hereto may change its address for the purpose of this Section 7 by giving the other parties hereto written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) upon actual receipt, if delivered personally, (ii) on the first Business Day after deposit with an overnight courier, if sent by an overnight courier or (iii) upon confirmation of successful transmission if sent by email.

8.        Successors and Assigns. Binding Effect. The provisions of this Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Letter Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

9.        Amendment. This Letter Agreement can be amended at any time and from time to time by written instrument signed by Rocket and DG; provided that for so long as any equityholder of RHI 2 holds any Rocket Common Stock, Section 3 may not be amended without the prior written consent of RHI 2.

10.              Counterparts. This Letter Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

[Signature Page Follows]

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If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

ROCKET COMPANIES, INC.

By:	/s/ Noah Edwards
	Name:	Noah Edwards
	Title:	Chief Accounting Officer

Accepted and Agreed:

Daniel Gilbert

By:	/s/ Daniel Gilbert

RHI II, LLC

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer

[Signature Page to Letter Agreement]